Exhibit 99.1

United States Oil and Gas Corp Responds to Trading Action

AUSTIN, TX, June 14, 2011 -- United States Oil and Gas Corp (OTCQB: USOG) issues this release today in response to the Securities and Exchange Commission’s (“SEC”) Order of Suspension of Trading in the securities of USOG and 16 other small issuers as part of a broad regulatory effort focused on microcap stocks. The 10 day Order of Suspension notes that the SEC has questions concerning the adequacy and accuracy of press releases concerning the Company’s operations and stock promoting activity by the Company.

The Company has conferred with SEC regarding its concerns and conducted a thorough review of its press releases, financial statements and other disclosure documents in response to the trading suspension.  Importantly, the Company wishes to note that it is up to date in all of its filings with the SEC and has not paid for or sponsored any promotional activity with respect to its stock, an issue facing other microcap companies, including many involved in the SEC trading suspension.

After a review of the Company’s historical press releases, the Company wishes to note that on May 20, 2011, the Company filed its Quarterly Report for the three month period ended March 31, 2011 on Form 10-Q which included for the first time, restated figures for the period ended March 31, 2010. The Notes to those financial statements detail all the adjustments. The SEC noted that the Company did not issue a press release specifically addressing the restatement. In sum, Total Assets and Liabilities and Stockholders’ Deficit were reduced by $375,000 to $6.6 million. Net loss increased by $292,000 to $639,000.

One source of the restatements was the application of the purchase price for the acquisition of United Oil. Significant adjustments from this were the $764,400 reclassification of purchase price from fixed assets and goodwill to intangible assets.  The second source of restatement was the reclassification of $99,013 of Additional Paid In Capital primarily to Preferred Convertible Shares. Finally, there was a significant restatement of expense due the proper GAAP accounting for several Derivative Instruments the Company has on its balance sheet. These are Convertible Notes Payable that have a variable conversion feature that is dependent on the price of the stock at the time of conversion. This primarily resulted in a derivative liability of $845,921, a loss on the valuation of the derivative at period end of $37,418, discounts to notes payable of $232,801, and amortization expense of $67,366.

The Company believes it has properly complied with the regulations pertaining to the dissemination of information under its control, and will continue to take great care in meeting its regulatory requirements and will fully cooperate with the SEC with respect to this matter.

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company headquartered in Austin, Texas. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. The company reported 2010 revenue of $24.7 million up from $9.4 million in 2009.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com